EXHIBIT 10.1

October 17, 2013

Brandon Beaver
1561 Mayfield Street
Sacramento, CA 95835

Dear Brandon:

We are pleased to offer you a promotion to the position of Senior Vice President of Sales with Sharps Compliance, Inc. (“Sharps” or the “Company”), effective Monday, October 21, 2013, and reporting directly to me.

Your new compensation will include a base salary of $8,076.92 per pay period (twenty-six pay periods per year).  As an employee of Sharps, you will continue to be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k). Additionally, your bi-weekly compensation will be increased by the difference between the employee premium cost of group health insurance for a family versus an individual employee (currently computed as $316.15 per bi-weekly payroll).

You will also receive a grant of 100,000 options to purchase the Company’s common stock on Monday, October 21, 2013. Stock option grants are subject to the terms of the Sharps Compliance Corp. 2010 Stock Plan (“Plan”). Additionally and under the Plan, the strike price of stock option grants would be equal to the price of the Company’s common stock (as traded on NASDAQ) at closing on October 21, 2013.

You will be eligible to participate in the Company’s Executive Incentive Compensation Plan (the “EICP Plan”) beginning with fiscal year 2014 and effective every fiscal year thereafter, unless terminated or modified by the Committee. The EICP is more fully described in the Company’s October 2, 2013 Proxy Statement filed with the Securities and Exchange Commission.

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an “at-will” employer.  At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time.  Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which was provided to you when you joined the Company (and as amended thereafter).

Sharps Compliance Inc.
 9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com

Beaver

This new compensation arrangement replaces, in its entirety, all prior compensation arrangements including sales commission, base salary and otherwise (except stock options previously granted).

Notwithstanding the above, the Company agrees to provide you with six (6) months of severance (paid on a bi-weekly basis consistent with the Company’s current payroll practices) should your employment be terminated “without cause”. Payment of any severance arrangement is contingent upon entering into a mutually agreeable release agreement.

Finally, your employment continues to be subject to the Company’s Confidentiality, Intellectual Property and Restrictive Covenant Agreements you signed when you joined the Company. You agree to sign any updated agreements covering the items noted in the prior sentence.

Should the above be acceptable to you, please sign your acceptance, scan and e-mail to Michele Guzman at mguzman@sharpsinc.com.

Sincerely,

David P. Tusa
Chief Executive Officer & President

Accepted and Agreed:

_____________________________
Brandon Beaver
October 17, 2013

Sharps Compliance Inc.
 9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com